UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

January 16, 2025

Date of Report (Date of earliest event reported)

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34809	85-2619578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 S. French St., Suite 105 Wilmington, DE	19801
(Address)	(Zip Code)

(610) 664-1500

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Shares, no par value	GBLI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Background

On January 21, 2025, Global Indemnity Group, LLC (the “Company”) issued a press release announcing the successful completion of an extensive reorganization of its business, code-named ‘Project Manifest’.

In connection with Project Manifest, the Company on January 16, 2025 amended and restated its Second Amended and Restated Limited Liability Company Agreement (such amended and restated agreement, the “Third LLCA”) as described in Item 5.03 below and made certain changes to its board of directors (the “Board”).

A copy of the press release announcing Project Manifest is attached to this report as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations and Appointments

Under the Third LLCA, the Class B Majority Shareholder is any person or group that, together with their respective affiliates, holds, beneficially or of record, (i) a majority of the outstanding Class B Common Shares and (ii) shares representing in the aggregate, at least twenty-five percent (25%) of the voting power of the Company’s outstanding shares. Fox Paine Capital Fund II International, L.P (the “Fox Paine Fund”) and Fox Mercury Investments LP (collectively with certain of its affiliates, the “FM Entities” and, together with the Fox Paine Fund and Fox Paine & Company, LLC, the “Fox Paine Entities”), are the sole Class B Majority Shareholder. Pursuant to Section 5.3 of the Third LLCA, the Class B Majority Shareholder is entitled, but is not obligated, to appoint certain directors of the Board (the “Designated Directors”).

In connection with the adoption of the Third LLCA and the corporate restructuring, on January 16, 2025, the Company received letters of resignation from the following members of the Board: Saul A. Fox, Joseph W. Brown, Fred R. Donner, Fred E. Karlinsky, Thomas M. McGeehan and Gary C. Tolman, effective at 11:59 p.m. on January 16, 2025.

Effective at 12:00 a.m. on January 17, 2025, the Class B Majority Shareholder appointed the following five (5) individuals to serve as Designated Directors for a term beginning on January 17, 2025, and continuing until December 31, 2025: Saul A. Fox, Joseph W. Brown, Fred E. Karlinsky, Bruce R. Lederman and Thomas M. McGeehan. Messrs. Karlinsky and Lederman were appointed to the Audit Committee. Mr. Lederman was also appointed to the Nomination, Compensation and Governance Committee and appointed to and named chair of the Enterprise Risk Management Committee, and Mr. McGeehan was appointed to and named chair of the Nomination, Compensation and Governance Committee. Seth J. Gersch, who was elected by stockholders at the Company’s 2024 annual meeting of shareholders, continues to serve on the Board.

Mr. Lederman, the only director who was first appointed to the Board on January 17, 2025, is a party to an agreement with the Class B Majority Shareholder pursuant to which he became a director.

Mr. Lederman is not party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. As a director, Mr. Lederman will be subject to the non-executive director compensation plan as described in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2024. Mr. Lederman will not be party to any other material plan, contract or arrangement or any grant or award under any such plan, contract or arrangement that was entered into in connection with his appointment.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Third Amended and Restated Limited Liability Company Agreement

Effective January 16, 2025, the Company amended and restated its Second Amended and Restated Limited Liability Company Agreement. The Third LLCA incorporates certain amendments, including, the authorization of 5,000,000 Class A Common Shares that the Board may designate as Class A-2 Common Shares pursuant to a grant agreement, as well as establishing the rights of the Class A-2 Common Shares.

In addition, pursuant to the Third LLCA, certain changes were made to the Board. Specifically, the Designated Directors (as defined in the Third LLCA) will be appointed for one-year calendar terms running from January 1 to December 31. Any Designated Directors appointed to fill a vacancy will serve for the remainder of the calendar year term. Further, a nonvoting, “Ex-Officio Director” role was added for the Chief Executive Officer (the “CEO”). The CEO will automatically become the Ex-Officio Director, but the Board has authority to determine that the CEO will not fill this role (for a specified time, or indefinitely), and in that case the CEO will be eligible for appointment or election as a voting director. Mr. Brown, the Company’s CEO, remains a voting director.

In addition, certain additional administrative and clean-up changes were made.

The foregoing description of the Third LLCA is qualified in its entirety by reference to the full text of the Third LLCA filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

3.1	Third Amended and Restated LLC Agreement of Global Indemnity Group, LLC

99.1	Press Release dated January 21, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDEMNITY GROUP, LLC

Date: January 22, 2025	By:	/s/ Stephen W. Ries
	Name:	Stephen W. Ries
	Title:	Secretary